Franklin Responsibly Sourced Gold ETF

CALCULATION OF REGISTRATION FEES PURSUANT TO RULE 457(U)

5. Calculation of registration fee (if calculating on a class-by-class or series-by-series basis, provide the EDGAR identifier for each such class or series):

(i) Aggregate sale price of securities sold during the fiscal year pursuant to Rule 456(d):			$116,418,428

(ii) Aggregate price of securities redeemed or repurchased during the fiscal year:	$(26,173,315)

(iii) Aggregate price of securities redeemed or repurchased during any prior fiscal year ending no earlier than August 1, 2021, that were not previously used to reduce registration fees payable to
the Commission:	$(57,880,847)

(iv) Total available redemption credits [add Items 5(ii) and 5(iii)]:		-$	(84,054,162)

(v) Net sales – if Item 5(i) is greater than Item 5(iv)
[subtract Item 5(iv) from Item 5(i)]:			$32,364,266

(vi) Redemption credits available for use in future years — if Item 5(i) is less than Item 5(iv)
[subtract Item 5(iv) from Item 5(i)]:	$0

(vii) Multiplier for determining registration fee:		X	0.00015310

(viii) Registration fee due [multiply Item 5(v) by Item 5(vii)]:		=$	4,954.97

6. Credit for Previously Paid Registration Fees

(i) Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward	$-

(ii) Previously paid registration fee credits available for use in future years – if Item 6(i) is greater
than Item 5(viii) [subtract 5(viii) from 6(i)]:	$-

7. Interest due pursuant to Rule 456(d)(5) – if this supplement is being filed more than 90 days after the
end of the issuer’s fiscal year:		+$	-

8. Total of the amount of the registration fee due plus any interest due:		=$	4,954.97